Exhibit 5.1

Haddan & Zepfel LLP

363 San Miguel, Suite 210

Newport Beach, CA 92660

November 10, 2023

China Green Agriculture, Inc.

3rd floor, Borough A, Block A. No. 181,

South Taibai Road, Xi’an, Shaanxi province 710065

People’s Republic of China

Re: Registration Statement on Form S-8 of up to 3,564,386 shares of Common Stock of China Green Agriculture, Inc.

Ladies and Gentlemen:

We have acted as counsel to China Green Agriculture, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933. The Registration Statement relates to the registration of (i) 2,700,000 shares of common stock, par value $0.001 per share (the “Common Stock”) issuable under the Company’s 2023 Equity Incentive Plan, dated as of August 15, 2023 (the “2023 Plan”), (ii) 325,000 shares of Common

Stock its 2009 Equity Incentive Plan, dated as of December 11, 2009, as amended on October 29, 2012,

October 25, 2013, May 15, 2015, and April 23, 2019. (the “2009 Plan”), and (iii) 539,386 additional shares of Common Stock, or eight annual increases added on July 1, from 2016 to 2023, in an amount equal to one percent of the Company’s outstanding shares of the Common Stock on each such date, issuable under the Third Amended and Restated Employee Stock Purchase Plan dated as of May 15, 2015 (the “Third Amended ESPP” or “ESPP”) pursuant to Section 3(a), the “evergreen” provision contained in the ESPP.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Articles of Incorporation of the Company filed with the Nevada Secretary of State on August 29, 2007, and Amended and Restated Bylaws of the Company;

(2) the 2023 Plan and 2009 Plan; and

(3) the Third Amended ESPP.

In connection therewith and for the purposes of giving the opinion hereinafter set forth, we have examined the originals, or photostatic or certified copies, of such records of the Company, such certificates of officers of the Company and of public officials and such other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to matters of fact material to the opinion set forth below, we have relied, without independent verification, on the certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Registered Shares, as defined below, are issued.

Upon the basis of such examination, and in reliance thereon, and subject to the assumptions stated, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized by all necessary corporate action, and, when issued and delivered in accordance with the 2009 Plan and the 2023 Plan, or when issued and delivered against payment therefor in accordance with the ESPP, the shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of Nevada applicable to Private Corporations (Title 7, Chapter 78 of the Nevada Revised Statutes) (“Nevada Corporate Law”) and the federal laws of the United States of America and are as of the date hereof. We are not admitted to practice in the State of Nevada; however, we are generally familiar with Nevada Corporate Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of Nevada Corporate Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

This opinion letter is rendered as of the date first written above, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters

Very truly yours,

Haddan & Zepfel LLP

/s/ Haddan & Zepfel LLP